EXHIBIT 99.1

January 31, 2008

Mr. Sardar Biglari
Dr. Philip L. Cooley
c/o The Lion Fund, LP
9311 San Pedro Avenue
Suite 1440
San Antonio, TX  78216

Gentlemen:

On behalf of the Nominating/Corporate Governance Committee and the Board of Directors (the “Board”) of The Steak n Shake Company (the “Company”), I would like to extend an offer to each of you to be added to management’s slate of nominees for election as directors at the annual meeting of shareholders in early March 2008 in Indianapolis.

Should you accept our offer, the Board has agreed to increase the size of the Board from nine to eleven members on the date of the annual meeting, subject to your agreement in writing to accept nomination.  This offer will give you the minority Board representation you have indicated you are seeking without the expense and distraction of a proxy contest and without a standstill agreement on your part.

The Board appreciates the significant stock investment that you and your related entities have made in the Company over the recent months.  The Board has also reviewed the letters you have made public and, as we reported in our recent conference call, many of the steps you favor are already being implemented.  If you accept our offer, you will be able to participate in executing these strategies as members of the Board.

We also believe that a proxy contest would benefit neither you nor the Company and would damage the Company at a critical time.  The adverse effects of your proxy contest on the Company, in addition to unnecessary expense, include:

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For some time Management has been implementing a number of initiatives to reverse declining same stores sales.  In fact, the initiatives you mentioned in last week’s letter have already been in process for several months.  The Board believes that management must focus on those initiatives and should not be distracted by events that could cause them to reconsider their future with the Company.

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As you know, the Company is actively seeking a permanent Chief Executive Officer.  Locating and hiring the best candidate is the single most important action we can take to improve the Company’s performance.  A proxy contest increases the difficulty of this endeavor and potentially excludes some highly qualified candidates, while prolonging its completion.  With Board membership you would participate in the selection of a qualified CEO.

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As you also know, the special committee appointed by the Board last year has been charged with the evaluation of strategic opportunities in which the Company could engage to increase shareholder value.  A proxy contest does not advance this process in any meaningful manner and may, in fact, impede it.

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Finally, the casual dining segment and the entire restaurant industry are facing many of the same problems as the Company.  A proxy contest will not make the Company a more effective competitor and could create unnecessary concern among the Company's officers and employees, franchisees, suppliers and other shareholders.

We also want to inform you the Board recently amended the Company’s By-laws in several respects.  We have filed a current report on Form 8-K with the Securities and Exchange Commission today, Thursday, January 31, 2008, and as a courtesy to you, we have enclosed a copy of that Form 8-K.

We believe that your acceptance of our offer will enable us to work together for the future success of the Company.  Given the need for the Company to finalize its proxy materials to permit a mailing early next month, we need to receive your responses as soon as possible.  To that end, please send your response to the Secretary of the Company, David Milne, at 317.656.4533 or dave.milne@steaknshake.com.  If we have not received your response by noon EDT on Monday, February 4, 2008, we will conclude that you have rejected our offer.

Mr. Milne will also send to your counsel by fax or electronic transmission the Directors and Officers Questionnaire that each other nominee for election to the Board has completed.  It will provide us with information the Company needs concerning you to comply with SEC rules.  If you intend to accept our offer, that questionnaire will need to be completed, signed and returned very quickly.

Thank you in advance for your attention to this matter.  We look forward to working collaboratively with you in the future.

Yours very truly,

                              /s/ John W. Ryan
John W. Ryan, Chairman
Nominating/Governance Committee